Exhibit 99.1
ProCentury Corporation Increases Quarterly Dividend
COLUMBUS, Ohio, November 17 — PROCENTURY CORPORATION (Nasdaq: PROS), a specialty property and casualty insurance holding company, today announced that its Board of Directors has approved a cash dividend of $0.025 per share, an increase of one-half cent, compared to the dividend declared in August of 2005. The dividend is payable on December 21, 2005 to stockholders of record on November 30, 2005.
About ProCentury Corporation
ProCentury Corporation (Nasdaq: PROS) is a specialty property and casualty insurance holding company. Its subsidiary, Century Surety Company, underwrites general liability, commercial property, and multi-peril insurance for small and mid-sized businesses. Century Surety Company primarily writes excess and surplus lines insurance and markets its products through a select network of general agents.
Source: ProCentury
Contact: Jeff Racz, 614-823-6302